UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HSW International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	33-1135689
(State or other jurisdiction of incorporation)	IRS Employer Identification No.
One Capital City Plaza 3350 Peachtree Road, Suite 1150 Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

HSW International 2006 Equity Incentive Plan

INTAC International, Inc. 2001 Long Term Incentive Plan

(Full title of the plans)

Hank Adorno

One Capital City Plaza

3350 Peachtree Road, Suite 1150

Atlanta, Georgia 30326

(Full title of the plans)

(404) 926-0660

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value, issuable under the 2006 Equity Incentive Plan	1,210,278	$6.55	$7,927,321	$243.37
Common Stock, $0.001 par value	6,789,722	$6.50	$44,133,193	$1,354.89

Common Stock, $0.001 par value, under the 2001 Long Term Incentive Plan	150,000	$3.50	$525,000	$16.12
Common Stock, $0.001 par value, under the 2001 Long Term Incentive Plan	50,000	$9.89	$494,500	$15.18
Common Stock, $0.001 par value, under the 2001 Long Term Incentive Plan	150,000	$6.40	$960,000	$29.47
Common Stock, $0.001 par value, under the 2001 Long Term Incentive Plan	50,000	$9.02	$451,000	$13.85
Common Stock, $0.001 par value, under the 2001 Long Term Incentive Plan	100,000	$15.75	$1,575,000	$48.35

(1)          In accordance with Rule 416 under the Securities Act of 1933, as amended, the Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Act”), based on the high and low sales prices of the Common Stock reported on the NASDAQ National Market on October 31, 2007.  The Registrant has already granted options related to some of the shares being registered under this registration statement and in such case, this is calculated solely for purposes of this offering under Rule 457(h)(1) of the Act on the basis of the price at which the options may be exercised.

EXPLANATORY NOTE

The purpose of this Registration Statement is to register (i) 8,000,000 shares of Common Stock, $0.001 par value (the “Common Stock”) previously issued or issuable pursuant to HSW International, Inc.’s (the “Registrant”) HSW International 2006 Equity Incentive Plan (the “HSW Equity Incentive Plan”) and (ii) 500,000 shares of Common Stock previously issued pursuant to the INTAC International, Inc. 2001 Long Term Incentive Plan (the “INTAC LTIP”).  The INTAC LTIP is a pre-existing plan of INTAC International, Inc. (“INTAC”), and the INTAC LTIP and grants made under the INTAC LTIP were assumed by the Registrant in connection with the merger of INTAC with a subsidiary of the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(1)                                  The Registrant’s Registration Statement on Form S-4/A, File No. 333-141286 (filed with the Commission on July 10, 2007).

(2)                                  The description of Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A, File No. 001-33720 (filed with the Commission on October 3, 2007).

(3)                                  Current Reports on Form 8-K filed on October 9, 2007, October 15, 2007 and October 18, 2007.

All documents subsequently filed by the Registrant and the Plans pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendments which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents unless all or a portion of such documents are deemed not to be filed.

Item 4.                    Description of Securities

Not applicable.

Item 5.                    Interests of Named Experts and Counsel

Not applicable.

Item 6.                    Indemnification of Directors and Officers

Under the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws (and in accordance with Section 145 of the Delaware General Corporation Law), the Registrant will indemnify to the fullest extent permitted by the Delaware General Corporation Law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative, investigative or other proceedings by reason of the fact that the person is or was a director, officer or employee of the Registrant, or is or was serving in that capacity or as an agent at the request of the Registrant for another entity.

The Registrant’s indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Registrant will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the Registrant in performance of his or her duty. Derivative actions are actions by the Registrant or in the Registrant’s right to procure a judgment in the Registrant’s favor. The Registrant’s agents may be similarly indemnified at the discretion of the Registrant’s board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons that control the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.                    Exemption From Registration Claimed

Not applicable.

Item 8.                    Exhibits

Exhibit No.	Description
4.1	INTAC International, Inc. 2001 Long Term Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of INTAC International, Inc., File No. 333-115147).
4.2	HSW International 2006 Equity Incentive Plan*
5.1	Opinion of Greenberg Traurig, LLP*
23.1	Consent Letter of W.T. Uniack & Co. CPA’s P.C.*
23.2	Consent Letter of KBA Group LLP*
24.1	Powers of Attorney (included in the signature pages)

* Filed herewith.

The undersigned registrant hereby undertakes to submit the HSW International 2006 Equity Incentive Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

Item 9.                    Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 5th day of November, 2007.

HSW INTERNATIONAL, INC.

By:	/s/ HANK ADORNO
Name: Hank Adorno
Title: Vice Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Hank Adorno his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Hank Adorno	Vice Chairman (Principal Executive Officer) and Director	November 5, 2007
Hank Adorno

/s/ David Darnell	Chief Financial Officer (Principal Financial Officer)	November 5, 2007
David Darnell

/s/ Jeffrey T. Arnold	Director	November 5, 2007
Jeffrey T. Arnold

/s/ Wei Zhou	Director	November 5, 2007
Wei Zhou

/s/ Theodore P. Botts	Director	November 5, 2007
Theodore P. Botts

/s/ Boland Jones	Director	November 5, 2007
Boland Jones

/s/ Thomas Tull	Director	November 5, 2007
Thomas Tull

/s/ Shing Tao	Director	November 5, 2007
Shing Tao

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	INTAC International, Inc. 2001 Long Term Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of INTAC International, Inc., File No. 333-115147).
4.2	HSW International 2006 Equity Incentive Plan*
5.1	Opinion of Greenberg Traurig, LLP*
23.1	Consent Letter of W.T. Uniack & Co. CPA’s P.C.*
23.2	Consent Letter of KBA Group LLP*
24.1	Powers of Attorney (included in the signature pages)

* Filed herewith.